This document should be returned after recording to:

Peggy DeMuth
Berkshire Mortgage Finance
One Beacon Street
14th Floor
Boston, MA  02108




SPACE ABOVE THIS LINE FOR RECORDER'S USE


                              Second Modification Agreement

This Second Modification Agreement (the "Agreement") is made and entered into as
of the    day of December 1999 by and among KRUPP GOVERNMENT INCOME  TRUST,  a
Massachusetts business trust ("GIT"); BERKSHIRE MORTGAGE FINANCE CORPORATION, a Massachusetts corporation (the "First Mortgagee"); LIFESTYLES AT BOOT RANCH, a Florida general partnership (the "Partnership"); and M&D Palm Harbor Partnership, a Florida partnership, and FL-TAMPA, Inc., a Florida corporation (collectively, the "Partners" or "Borrowers").

                                   W I T N E S S E T H:

WHEREAS, Krupp Mortgage Corporation, now known as Berkshire Mortgage Finance Corporation (the "First Mortgagee") made a mortgage loan to the Partnership in the principal sum of Ten Million Three Hundred Thousand One Hundred and No/100 Dollars ($10,300,100) which loan was coinsured by the U.S. Department of Housing and Urban Development (the "Coinsured Loan");

WHEREAS, the Coinsured Loan was made with respect to Lifestyles at Boot Ranch Apartments (the "Project") located on the land described in Exhibit A hereto attached (the "Project") and the terms of the following Coinsured Loan documents:

A. The Coinsured Loan is evidenced by a certain Mortgage Note (the "Coinsured Note") dated December 11, 1990 from the Partnership to the First Mortgagee in the original principal sum of $10,300,100.00;

B. The repayment of the indebtedness evidenced by the Coinsured Note is secured by, among other things, (i) a Mortgage dated December 11, 1990 and recorded in the Official Records of Pinellas County, Florida in Book 7446, Page 1133 (the "Coinsured Mortgage"); (ii) a Regulatory Agreement dated December 11, 1990 (the "Regulatory Agreement") and recorded in the Official Records of Pinellas County, Florida in Book 7446, Page 1140 (the Coinsured Note, Coinsured Mortgage and Regulatory Agreement are collectively referred to as the "First Mortgage Loan Documents")

WHEREAS, the First Mortgagee obtained funding for the Coinsured Loan through the purchase of a GNMA MBS by GIT. The interest rate on the Coinsured Loan was below the then-prevailing interest rates for comparable loans and securities and GIT was unwilling to participate in the Coinsured Loan unless the Partnership agreed to pay additional interest to GIT;

WHEREAS, the Partnership agreed to pay additional interest to GIT pursuant to a subordinated promissory note (the "Subordinated Note") made by the Partnership in favor of GIT which is secured by a subordinated multifamily mortgage (the "Subordinated Mortgage") dated December 11, 1990 and recorded in the Official Records of Pinellas County, Florida in Book 7447, Page 1096 (the Subordinated Note and Subordinated Mortgage are collectively referred to as the "Participating Loan Documents");

WHEREAS, the Partners have executed an Additional Loan Agreement and a Additional Loan Note evidencing an Additional Loan in the principal sum of One Million Eight Hundred Seventeen Thousand Six Hundred Sixty-five and No/100 Dollars ($1,817,665.00) (the "Additional Loan"), which Additional Loan is secured by Pledge and Security Agreements and UCC financing statements with all documents dated December 11, 1990 (collectively, the "Additional Loan Documents");

WHEREAS, the Additional Loan Agreement was amended in the Addendum to Additional Loan Agreement executed by the Partners and GIT on May 14, 1992;

WHEREAS, the Project experienced financial difficulties and the Partnership and the Partners requested assistance from GIT in regards to their obligations under the Coinsured Loan Documents, the Participating Loan Documents and the Additional Loan Documents;

WHEREAS, the Partnership, Partners, the First Mortgagee and GIT executed a Modification Agreement dated August 1, 1996 (the "1996 Modification Agreement") that provided debt service relief on the Coinsured Loan for two years ending December 31, 1997, that changed the payment obligations under the Additional Loan Documents, and that changed the participation features of the Participating Loan Documents for that period;

WHEREAS, the Project has continued to experience financial difficulties and the Partnership and the Partners have requested additional assistance from GIT in regards to their obligations under the Coinsured Loan Documents, the Participating Loan Documents and the Additional Loan Documents;

WHEREAS, the Partnership, the Partners, the First Mortgagee and GIT have agreed to further modify the Subordinated Note, the Additional Loan Agreement and the Additional Loan Note based on GIT's providing the financial assistance described herein, and

WHEREAS, the Partnership, the Partners, the First Mortgagee and GIT have reached an agreement to the terms and conditions of the financial assistance which is set forth herein.

NOW THEREFORE, in consideration of the foregoing, Ten and No/100 Dollars ($10.00) in hand paid to GIT and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Partnership, the Partners, the First Mortgagee and GIT hereby agree as follows:

1. Recitals Incorporated. The foregoing Recitals are hereby incorporated herein to the same extent as if hereafter fully set forth.

2. Coinsured Loan Default. The Coinsured Loan must be fully reinstated concurrent with the execution of this Agreement. All delinquent principal, interest, escrow deposits and late charges then owing to the First Mortgagee must be paid in full through the date of execution.

3. Interest Rebate. The Partnership shall continue to make monthly debt service payment in accordance with the Coinsured Note. Retroactively to January 1, 1998 and during the period of the next ten years thereafter (the "Workout Term"), GIT will rebate monthly to the Partnership the difference between (i) the interest rate payable under the Coinsured Note (i.e., 8.5% per annum) and (ii) the rate indicated for each of the following calendar years during the Workout Term (collectively, the "Modified Rate"):

                         Calendar Year              Modified Rate
                             1998                       6.75%
                             1999                       6.75%
                             2000                       7.00%
                             2001                       7.00%
                             2002                       7.00%
                             2003                       7.00%
                             2004                       7.00%
                             2005                       7.00%
                             2006                       7.00%
                             2007                       7.00%

4. Partnership and/or Partners' New Equity Contribution. The Partnership and/or the Partners will provide upon execution of this Agreement an equity contribution of $550,000 to be deposited in an interest-bearing escrow account controlled by GIT. Withdrawals from the escrow account may be used solely for Project repairs and replacements mutually agreed to by the managing general partner of the Partnership and GIT.

5. Additional Interest under the Subordinated Note. Paragraph 1 of the Subordinated Note, Payment of Additional Interest appearing on pages two, three and four, is hereby deleted in its entirety. The following is substituted in lieu thereof.

     1. Additional Interest. The Maker covenants and agrees to pay the Holder "Additional Interest" which shall mean and include "Participating Income Interest" and "Participating Appreciation Interest" as defined below. All payments of Participating Income Interest made by the Maker to the Holder under this Subordinated Note shall be calculated in accordance with the provisions of this Paragraph 1 and shall be applied towards those amounts due to the Holder, GIT, under the Additional Loan Documents. Notwithstanding anything to the contrary contained or implied in the preceding sentence, the Maker shall be obligated only for payments of Additional Interest pursuant to this Subordinated Note and shall not be in any way directly liable for making payments under the Additional Loan Note, except for the guarantee specifically providing for under
Section 8.N. of the Additional Loan Agreement.

     A. Participating Income Interest. Participating Income Interest shall mean fifty percent (50%) of the following:

     (i) all distributable Surplus Cash, as that term is defined in the Regulatory Agreement, subject, however, to the extent then applicable, to the provisions of Paragraph 4 herein relating to Surplus Cash and the requirement in the Regulatory Agreement that Surplus Cash may only be distributed at the end of a semiannual or annual fiscal year, (except for proceeds of refinancing, casualty insurance proceeds, and capital contributions to the Maker from any Partner);

     (ii) any unrestricted cash of the Maker generated from the operation of the Project; and

     (iii) any balance in reserve or escrow accounts not used to satisfy closing prorations or paid to a third party for the purpose of such escrow.

Solely for the purpose of calculating Participating Income Interest, any management fees in excess of 4% gross income, or such higher management fee as HUD or the Lender may determine to be necessary in order to obtain proper management of the Project, shall not be recognized as a deduction from the Maker's distributable Surplus Cash or unrestricted cash in determining Participating Income Interest.

Participating Income Interest shall be deemed to be earned on an annual basis, concurrent with the calculation period for Surplus Cash, beginning with the first full fiscal year after the execution of this Agreement. Participating Income Interest, to the extent it is earned, shall be payable annually to the Holder within 90 days of the end of any fiscal year in which Surplus Cash has been generated. In order to verify the accuracy of the computation of Participating Income Interest, Holder may review the Maker's books and records during normal business hours upon three (3) days' notice. Maker also shall submit to the Holder monthly unaudited and annual audited financial statements and shall submit to the Holder all financial statements submitted to the Lender.

B. Participating Appreciation Interest. Participating Income Interest shall mean and include,

(i) in the event of a Sale or a Refinancing, Net Proceeds from the Sale or Refinancing Transaction allocated as follows (all terms as hereinafter defined):

     (a) pari parsu 50% to the Maker and 50% to the Holder up to an aggregate of the first $1,100,000 of Net Proceeds,
     (b) pari parsu 25% to the Maker and 75% to the Holder up to an aggregate of the next $1,690,220 of Net Proceeds, and
     (c) pari parsu 50% to Maker and 50% to the Holder of any remaining Net Proceeds; or

(ii)  upon  the  Accelerated  Maturity  Date or upon  acceleration  pursuant  to
Paragraph  1.D.   below,  an  allocation  of  the  Value  over  the  Outstanding
Indebtedness as follows (all terms as hereinafter defined):

     (a) pari parsu 50% to the Maker and 50% to the Holder up to an aggregate of the first $1,100,000 of Net Proceeds,
     (b) pari parsu 25% to the Maker and 75% to the Holder up to an aggregate of the next $1,690,220 of Net Proceeds, and
     (c) pari parsu 50% to Maker and 50% to the Holder of any remaining Net Proceeds.

"Sale" means any bona fide sale, transfer, conveyance, assignment, exchange, liquidation or other disposition for value to a third party or parties of the Project or of 10% or more of the beneficial interest in the Maker, including a transfer as described in Section 6.0 below. Any sale to a "Related Party" or "Affiliate" must receive the prior written approval of the Holder. A "Related Party" includes, without limitation, any spouse, brother, sister, parent, child or grandchild or the Maker or general partner of the Maker. An "Affiliate" means, as to the Maker, any individual or entity (i) that directly or indirectly controls or is controlled by or is under common control with the Maker, (ii) that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to the Maker of which the Maker is an officer, partner or trustee, or with respect to which the Maker serves in a similar capacity, or (iii) that is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities of the Maker or of which the Maker is directly or indirectly the owner of 10% or more of any class of equity securities.

"Refinancing" means the payment in full of the Coinsured Loan prior to the Maturity Date from the proceeds of a loan or loans secured by the Project or loans secured by a pledge of any beneficial interest in the Project or the Maker.

"Net Proceeds from a Sale or Refinancing Transaction" means,

(i) in the case of a Sale, all consideration paid in connection with a Sale of the Project including the stated purchase price, cash, notes, interest on any deferred portion of the purchase price and the value of any and all other consideration for or with respect to the Project, direct or indirect, and whether paid to the Maker or to any other person or party, less (a) prorations and reasonable selling expenses including reasonable independent third party broker's commissions, (b) title searches, (c) survey costs, (d) recording costs, escrowed charges and transfer taxes, and (e) reasonable attorneys' fees paid by Maker in connection with such Sale, or

(ii) in the case of a Refinancing,  "Value" less "Outstanding  Indebtedness" and
     (a) points paid by the Maker as origination fees on the loan, (b) reasonable underwriting expenses paid by the Maker, including appraisal, engineering, environmental and survey fees, and (c) reasonable attorneys' fees paid by the Maker to close the loan.

"Outstanding Indebtedness" means:

(i) the unpaid principal balance of the Coinsured Loan and all accrued and unpaid interest thereon;

(ii) any and all other sums then due and owing by the Maker to the Lender in accordance with the Coinsured Mortgage, including, without limitation, (a) all late charges and any applicable penalties, (b) all amounts which the Lender may have advanced to pay obligations of the Maker under the Coinsured Mortgage (including, without limitation, insurance premiums, taxes, costs of maintenance and repair of the Project, title costs and filing fees and charges), together with interest thereon at the rate stipulated in the Coinsured Note, reduced by all insurance proceeds, condemnation awards, or reserve or escrowed funds to which the Lender shall then be entitled.

In connection with a Sale of a beneficial interest in the Maker that is greater than 10% of the total beneficial interests in the Maker, the Outstanding Indebtedness, as calculated in subparagraphs (i) and (ii) above shall be reduced proportionately so that it bears the same ratio to the total Outstanding Indebtedness that the amount of the beneficial interest sold bears to the total of all of the beneficial interests in the Maker.

"Value" of the Project shall be determined by an appraisal of the Project, prepared not earlier than sixty (60) days prior to, as applicable, the Maturity Date or the date of Refinancing. The appraisal shall be prepared by a qualified M.A.I. appraiser selected by the Maker from a list of three M.A.I. appraisers selected by the Holder. The determination of appraised value shall be based on the then prevailing market rates for comparable multifamily rental space in the same vicinity of the Project even if the actual rent then being paid is less than the rental income of the Project shown in the appraisal. To determine the highest appraised value, the appraisal shall separately specify:

     (i) The Value of the Project assuming the Coinsured Loan may be assumed by the purchaser of the Project with financing charge or expense imposed by the Holder in connection with such assumptions (other than fees permitted by the Secretary of HUD for approving a transfer of physical assets);

     (ii) The Value of the Project assuming the Loan may not be assumed; and

     (iii) The Value of the Project assuming conversion to condominium or cooperative ownership, provided, however, that there is evidence satisfactory to the Holder that there exists a market for condominium or cooperative conversions in the area where the Project is located and taking into account an allowance for reasonable costs incurred in connection with such conversion. In the absence of such evidence, Value shall be determined in accordance with subparagraphs (i) and (ii) above.

The Value established under (i) above may be utilized only if the Holder has not elected to direct the Lender to declare the principal sum owing with respect to the Coinsured Loan to be due and payable.

In the event either the Maker or Holder does not agree with the appraisal, within ten (10) business days after receipt thereof, the party not agreeing with the appraisal must notify the other party, and the Holder will arrange for another appraisal of the Project by one of the other two M.A.I. appraisers on the list, which appraisal must be completed and submitted to the Maker and Holder within sixty (60) days.

If the second appraisal amount differs from the first appraisal amount by 5% or less, the average of the two appraisals shall become the Value. If the second appraisal differs from the first appraisal by more than 5% and the Maker and Holder to not agree upon Value, within ten (10) days the two appraiser shall select a third M.A.I. appraiser who shall review the two appraisals and within thirty (30) days shall establish the Value.

The cost of the first appraisal shall be paid by the Maker. The cost of subsequent appraisals will be divided equally between Maker and Holder.

C. Participating Appreciation Interest shall be deemed earned and payable on the first to occur of (i) the date of Sale or Refinancing; (ii) the Maturity Date or Accelerated Maturity Date, or (iii) a permitted prepayment of all sums owed under this Subordinated Note and the Coinsured Note.

     D. Notwithstanding the foregoing, in the event of a default by the Maker, and upon the Holder's election, in its sole discretion, to accelerate all amounts owned under this Subordinated Note, the Holder may obtain the appraisal described above, and the Participating Appreciation Interest, if any, owed to the Holder as a result of such appraisal shall be due and payable within ten (10) days after a copy of the completed appraisal is delivered to the Maker.

     E. Notwithstanding any provision herein to the contrary, the Maker expressly understands and agrees to pay to the Holder all Additional Interest which has not been paid, when the Secretary of HUD or his successors or assigns is no longer the coinsurer of the Coinsured Loan.

6. Operating Loan Notes and Interest Advance. Principal and interest outstanding for the following four (4) Operating Loan Notes and the Interest Advance outstanding under the 1996 Modification Agreement shall be payable exclusively from the amounts payable to Holder as Participating Appreciation Interest pursuant to this Agreement. Any such payments shall be credited first against accrued and unpaid interest due under the Operating Loan Notes, second against principal due under the Operating Loan Notes, and third against the Interest Advance outstanding under the 1996 Modification Agreement. The current principal balances are:

         Operating Loan Note dated September 1, 1993                   $  32,710
         Operating Loan Note dated March 1, 1994                          32,681
         Operating Loan Note dated September 1, 1994                      32,706
         Operating Loan Note dated September 1, 1995                      12,840
         Interest Advance for 1996                                       101,458
         Interest Advance for 1997                                       101,003
         Total Current Outstanding Principal                           $ 313,398

7. Acceleration of Maturity Date. The first paragraph of Paragraph 3.A. of the Subordinated Note, Acceleration of Maturity appearing at the top of page five, is hereby deleted and the following is substituted therefore.

At any time on or after the 14th anniversary of Final Endorsement, namely, June 14, 2006, the Holder of this Subordinated Promissory Note may, in its sole discretion, upon not less than twelve (12) calendar months written notice to the Maker, accelerate the Maturity Date ("Accelerated Maturity Date") of this Subordinated Note:

8. General Provisions of Subordinated Note. The first sentence of Paragraph 6.C. is hereby deleted in its entirety and the following substituted in lieu thereof.

     C. Notwithstanding anything to the contrary contained in the Subordinated Note, payment of Participating Income Interest shall be due and payable within 90 days of the end of any fiscal year in which Surplus Cash was generated.

9. Additional Loan Interest. Paragraph 1.(b) of the Additional Loan Agreement is hereby deleted in its entirety and the following substituted in lieu thereof.

     (b) Additional Loan Interest shall mean Base Interest as described in Paragraph 1.(e).

10. Base Interest on Additional Loan. Section 1.(e) of the Additional Loan Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

     (e) "Base Interest" shall mean any surplus cash earned by the Holder in any calendar year and characterized as Participating Income Interest in accordance with the terms of the Subordinated Note.

11. Capital Calls. Paragraph 1.(f) of the Additional Loan Agreement is hereby deleted in its entirety.

12. Preferred Interest on Additional Loan. Section 1.(n) of the Additional Loan Agreement is hereby deleted in its entirety. Any subsequent references to Preferred Interest within the Additional Loan agreement are hereby deleted as well.

13. Payment of Additional Loan. Section 2 of the Additional Loan Agreement is deleted in its entirety and the following substituted in lieu thereof:

Borrowers hereby jointly and severally covenant and agree to pay all obligations under the Additional Loan Note and this Agreement, including without limitation, principal and Base Interest to the Holder in accordance with the terms of the Additional Loan Note.

     A. Base Interest shall be payable from any surplus cash received by the Holder pursuant to the Subordinated Note and characterized therein as Participating Income Interest but credited as Base Interest under the Additional Loan Note.

     B. Principal shall be due and payable in the manner set forth in the Additional Loan Note.

14. Payment Shortfalls/Capital Calls. Section 3 of the Additional Loan Agreement is deleted in its entirety.

15. Acceleration of Payment Date. Section 6.A. of the Additional Loan Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

     A. At any time on or after the 14th anniversary date of the Final Endorsement, namely, June 14, 2006, the Holder of this Additional Loan Agreement may, in its sole discretion, upon not less than twelve (12) calendar months written notice to the Borrowers, accelerate the Payment Date of the Additional Loan Note.

16. Additional Loan Note. The first paragraph of the Additional Loan Note shall be deleted in its entirety and the following substituted in lieu thereof:

FOR VALUE RECEIVED, FL-TAMPA, INC. AND M&D PALM HARBOR PARTNERSHIP (collectively, the "Borrowers") jointly and severally promise to pay to the order of Krupp Government Income Trust, a Massachusetts business trust organized and existing under the laws of Massachusetts ("Holder") or order, as it principal place of business at One Beacon Street, Boston, Massachusetts 02108 or at such other place as may be designated in writing by Holder, the principal sum of One Million Eight Hundred Seventeen Thousand Six Hundred Sixty-Five and No/100 Dollars ($1,817,665.00) together with Base Interest as that term is defined in and computed in Subsections 1(e) of the Additional Loan Agreement executed between Holder and Borrowers of even date herewith and attached hereto and made a part hereof (the "Additional Loan Agreement") as follows:

     A. Unless otherwise accelerated as provided herein or in the Additional Loan Agreement, the outstanding principal balance shall be payable on the earlier of the 15th anniversary of the Final Endorsement, namely May 14, 2007 (the "Payment Date").

     B. Base Interest shall be payable in annual installments equal to the Holder's share of Surplus Cash payable as Participating Income Interest in accordance with the Subordinated Note, within 90 days of the end of each fiscal year in which Surplus Cash is generated.

     C. This Note may be prepaid in full without prepayment penalty so long as any amounts due under the Coinsured Note and the Subordinated Promissory Note have been paid in full at the time of such prepayment.

17. Certain Definitions. All capitalized terms unless defined herein shall have the same meaning as those terms are defined in the Subordinated Note, the Additional Loan Agreement and the Additional Loan Note.

18. Notice Requirements.

     (a) All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid United States first-class, certified mail, return receipt requested, at any time other than a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to be received on the earlier of the date shown on the return receipt or three (3) business days after the postmarked day thereof. In addition, notices hereunder may be delivered by hand or by overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

                  If to the Partnership or Partners:

                  c/o  Forest City Enterprises
                  700 Terminal Tower
                  Cleveland, Ohio 44113
                  Attention:  James J. Prohaska

                  If to the Partners:

                  FL-Tampa, Inc.
                  c/o Forest City Enterprises
                  700 Terminal Tower
                  Cleveland, Ohio 44113
                  Attention:  James J. Prohaska

                  M&D Palm Harbor, Inc.
                  3816 W. Linebaugh Ave., Suite 105
                  Tampa, Florida 33624
                  Attention:  Kenneth Mamula

                  If to the First Mortgagee:

                  Berkshire Mortgage Finance Corporation
                  One Beacon Street
                  Boston, Massachusetts 02108

                  If to GIT:
                  c/o  Berkshire Mortgage Finance Corporation
                  One Beacon Street
                  Boston, Massachusetts 02108

                  with a copy to
                  Peabody & Brown
                  Suite 800
                  1255 23rd Street, NW
                  Washington, D.C.  20037
                  Attention: George L. Daves, Esquire

     (b) Any party hereto may change the address to which notices shall be directed under this paragraph 17 by giving ten (10) days written notice of such change to the other parties.

19. Loan Documents Not Impaired. Except as expressly set forth herein with respect to the Subordinated Note, the Additional Loan Agreement and the Additional Loan Note, the agreements set forth herein are not intended to affect or alter the obligations of the Partnership and the Partners under the First Mortgage Documents, the Subordinated Loan Documents or Additional Loan Documents and this Agreement shall not be construed as a novation, renegotiation or release under any of these documents.

20. Representations of Borrower. The Partnership and Partners hereby acknowledge and confirm with the First Mortgagee and GIT that:

     (i) They have no offset, counterclaim or defense with respect to the obligations under the First Mortgage Loan Documents, the Subordinated Loan Documents or Additional Loan Documents and to the extent that they have any offset, counterclaim or defense with respect to the obligations thereunder, they hereby waive and release such offset, counterclaim and defense.

     (ii) The Partnership and Partners ratify and affirm all obligations under the First Mortgage Loan Documents and the Subordinated Loan Documents and the Additional Loan Documents.

     (iii) Except for the matters expressly set forth herein, the Partnership and the Partners hereby release and forever discharge the First Mortgagee and GIT and all its directors, officer, employees, administrators, agents, subsidiaries, affiliates, appraisers, inspectors, accountant, attorneys, successors and assigns from any and all present existing causes of action, demands, claims, debts, accounts, liabilities, costs, expenses, contracts, promises, agreements and damages whatsoever (hereinafter referred to individually and collectively as the "Claims") which related to the First Mortgage Loan Documents, the Subordinated Loan Documents, the Additional Loan Documents and also including without limitation any and all claims arising out of or relating to the exercise by the First Mortgagee and GIT of any rights pursuant thereto.

21. Representation of the First Mortgagee and GIT. The First Mortgagee and GIT hereby acknowledge that all payment obligations identified in this Agreement, First Mortgage Loan Documents, the Subordinated Loan Documents, and the Additional Loan Documents are nonrecourse.

22. Execution in Counterparts. This Agreement may be signed in counterparts by the parties and shall be effective upon the signature of the second party to sign the Agreement.

23. Binding Effect. The terms and provisions of this Agreement shall be binding upon the parties hereto and their heirs, successors and assigns.

24. Time is of the Essence. Time is of the essence in this Agreement.

25. Governing Law. This Agreement shall be construed under the laws of the State of Florida and if any provisions of this Agreement are held by a court of competent jurisdiction to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the other provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned parties have caused this instrument to be executed as of the day, month and year first written above.


            PARTNERSHIP:
            Lifestyles at Boot Ranch, a Florida general partnership

            By:      FL-Tampa, Inc. a Florida corporation, general partner


            By:

                     Name:  James J. Prohaska
                     Title: Executive Vice President

            By: M&D Palm Harbor Partnership, a Florida partnership, general partner


            By:

                     Name:  Kenneth G. Mamula
                     Title: General Partner


            PARTNERS:
            FL-Tampa, Inc., a Florida corporation


            By:

                     Name:  James J. Prohaska
                     Title: Executive Vice President

            M&D Palm Harbor Partnership, a Florida partnership


            By:

                     Name:  Kenneth G. Mamula
                     Title: General Partner


            GIT:
            Krupp Government Income Trust, a Massachusetts business trust

            By:     Berkshire Mortgage Advisors Limited Partnership, its Advisor
            By:     BRF Corporation, its general partner


            By:

                    Name:  Carol J.C. Mills
                    Title: Vice President


            FIRST MORTGAGEE:
            Berkshire Mortgage Finance Corporation


            By:

                     Name:  Carol J.C. Mills
                     Title: Vice President




COUNTY OF:   Cuyahoga

STATE OF OHIO

The foregoing  instrument was  acknowledged  before me this __th day of December
1999 by   James J. Prohaska,  Executive Vice President  of FL-Tampa, Inc., a
Florida corporation, a general partner of Lifestyles at Boot Ranch, a Florida general partnership, on behalf of said partnership.

         WITNESS my hand and Notarial Seal.


                                                  Jennifer E. Carpenter

                                               NOTARY PUBLIC, State of Ohio
                                               Recorded in Cuyahoga County
                                             My Commission Expires Mar.17,2002

My Commission Expires:

COUNTY OF:   Hillsborough

STATE OF:    Florida

The foregoing instrument was acknowledged before me this __th day of December 1998 by Kenneth G. Mamula, General Partner of M&D Palm Harbor,
Inc., a Florida corporation, a general partner of Lifestyles at Boot Ranch, a Florida general partnership, on behalf of said partnership.

         WITNESS my hand and Notarial Seal.


                                                  Mary Ann Pyett

                                          NOTARY PUBLIC, State of Florida
                                              Commission # CC 783993
                                               Expires NOV.19,2002
                                        Bonded Thru Atlantic Bonding Co.,Inc.

My Commission Expires:

COUNTY OF SUFFOLK

COMMONWEALTH OF MASSACHUSETTS

The foregoing instrument was acknowledged before me this __th day of December 1998 by Carol J.C. Mills, Vice President of BRF Corporation, general partner of Berkshire Mortgage Advisors Limited Partnership, advisor to Krupp Government Income Trust, a Massachusetts business trust, on behalf of said trust.

         WITNESS my hand and Notarial Seal.


                                                 Theresa T. Campbell
                                                    NOTARY PUBLIC

My Commission Expires:  March 13, 2003



COUNTY OF SUFFOLK

COMMONWEALTH OF MASSACHUSETTS

The foregoing instrument was acknowledged before me this __th day of December 1998 by Carol J.C. Mills, Vice President of Berkshire Mortgage Finance Corporation, a Massachusetts corporation, on behalf of said corporation.

         WITNESS my hand and Notarial Seal.


                                                 Theresa T. Campbell
                                                    NOTARY PUBLIC

My Commission Expires:  March 13, 2003